Exhibit 99.1
PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

October 16, 2015	For immediate release

For more information, contact: Stephen Marsh, President & CEO at (802) 334-7915

Trading Symbol:  CMTV
(traded on the OTCQX)

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the third quarter ended September 30, 2015, of $1,439,822 or $0.29 per share compared to $1,377,189 or $0.28 per share for the third quarter of 2014.  Year to date earnings for 2015 were $3,627,366 or $0.72 per share compared to $3,733,140 or $0.75 per share a year ago.

Total assets at September 30, 2015 were $588,960,139 compared to $586,711,044 at year end and $572,217,942 at September 30, 2014.  While the balance sheet has increased $2,249,095, year-to-date, a more significant increase of $16,742,197 occurred year-over-year, with increases in loans in the amount of $7,617,972 and $11,912,975 respectively.  The year-to-date increase in loans does not translate to a significant increase in total assets due to the impact of a seasonal fluctuation (decrease) in cash in the bank.  As municipal deposits flow out of the bank during the second and third quarters, the overall balance sheet contracts, followed by growth in the fourth quarter of the year.  The growth in loans has been instrumental in supporting asset yields during this low rate environment when opportunities to increase net-interest-margin spreads are limited.  The increase in interest income from the loan growth, fees on loans and a 25% decrease in interest expense all contributed to the increase in earnings for the quarter ended September 30, 2015 compared to the same quarter in 2014.  While the Company experienced strong year-to-date net interest income, this was offset by a 5.5% increase in non-interest expenses.  The rising costs of employee benefits, technology and some non-recurring cost to close branches all contributed to the increase.

President and CEO Stephen Marsh commented on the third quarter results.  “Our core business, net interest income, continues to grow due to strong loan growth and a decrease in interest expense.  The closure of two branches had resulted in improved transactional data for the branches that now serve Caledonia County and minimal deposit runoff has been noted.  As we continue to look for opportunities to enhance our products and services, we will be focusing on an initiative to replace all of our customers ATM and debit cards with chip-enabled card acceptance technology (EMV).  These EMV cards increase security and minimize fraud for both the customer and the bank.  There are some one-time costs associated with the reissue of the cards; however we believe that in the long run this technology will be effective in reducing fraud charges that have been on the rise for several years.”

As previously announced, the Company has declared a quarterly cash dividend of $0.16 per share payable November 1, 2015 to shareholders of record as of October 15, 2015.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.